Exhibit 99 (a)(l)(D)

Offer Letter to Exchange for Shares
by
ENERGY SERVICES OF AMERICA CORPORATION
of
up to 21,176,923 of its Outstanding and Issuable Warrants
at an Exchange Rate of eight and one-half (8½) Warrants for One (1) Share of the Company
(subject to adjustment to nine (9) Warrants for One (1) Share in Certain Circumstances)

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON JUNE 29, 2011, UNLESS THE OFFER IS EXTENDED.

June 10 , 2011
To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

Enclosed for your consideration are the Offer Letter, dated June 1, 2011 (the “Offer Letter”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer’’), in connection with the offer by Energy Services of America Corporation (the “Company”), a company incorporated under the laws of the State of Delaware, to the holders of the Company’s issued and outstanding and issuable warrants (the “Warrants”) to purchase an aggregate of 21,176,923 shares of the Company (including 17,200,000 Warrants issued in connection with the Company’s initial public offering of Units (the “Public Warrants”), 3,076,923 Warrants issued to certain insiders in a private placement at the time of the Company’s initial public offering (the “Private Warrants”), and 900,000 Warrants issuable upon exercise of an unit purchase option (the “Unit Purchase Option”) issued to the underwriters in connection with the Company’s initial public offering (the “UPO Warrants”), par value $0.0001 per share (the “Shares”), to permit, during the Offer Period, the exchange of eight and one-half (8½) Warrants for one (1) Share. The Offer is subject to the condition that the Unit Purchase Option not be exercised during the Offer Period. In the event that the Unit Purchase Option is exercised during the Offer Period, the Company intends to waive this condition, and amend the Offer to (i) extend the Offer to holders of an additional 900,000 UPO Warrants; (ii) revise the terms of the Offer such that holders of Warrants will receive one (1) Share in exchange for every nine (9) Warrants tendered, and (iii) extend the Offer Period by at least ten (10) business days from the date that the amended Schedule TO is filed with the SEC. The “Offer Period” is the period of time commencing on June 1, 2011 and ending at 5:00 p.m. Eastern Time, on June 29, 2011, or such later date to which the Company may extend the Offer (the “Expiration Date”).  The exchange rate will be changed, without further notice, if the Unit Purchase Option is exercised during the Offer Period.

NO SCRIPT OR FRACTIONAL SHARES WILL BE ISSUED. WARRANTS MAY ONLY BE EXCHANGED FOR WHOLE SHARES. NO CASH WILL BE PAID IN LIEU OF FRACTIONAL SHARES, OR TO HOLDERS OF A NUMBER OF WARRANTS (EITHER BEFORE OR AFTER TENDERING WARRANTS) THAT IS FEWER THAN EIGHT AND ONE-HALF (8½) WARRANTS. NO FRACTIONAL WARRANTS WILL BE ISSUED TO HOLDERS WHO TENDER A NUMBER OF WARRANTS THAT IS NOT DIVISIBLE BY EIGHT AND ONE-HALF (8½).

WARRANTS NOT EXCHANGED FOR SHARES SHALL EXPIRE IN ACCORDANCE WITH THEIR TERMS ON AUGUST 29, 2011 AND OTHERWISE REMAIN SUBJECT TO THEIR ORIGINAL TERMS.

IT IS THE COMPANY’S CURRENT INTENTION NOT TO CONDUCT ANOTHER OFFER DESIGNED TO INDUCE THE EXCHANGE OF THE WARRANTS. HOWEVER, THE COMPANY RESERVES THE RIGHT TO DO SO IN THE FUTURE, AS WELL AS TO EXERCISE ITS ABILITY TO REDEEM THE WARRANTS IF AND WHEN IT IS PERMITTED TO DO SO PURSUANT TO THE TERMS OF THE WARRANTS.

Enclosed with this letter are copies of the following documents:

1.	Letter of Transmittal, for your use in accepting the Offer and exchanging Warrants of and for the information of your clients;

2.
Notice of Guaranteed Delivery with respect to Warrants, to be used to accept the Offer in the event you are unable to deliver the Warrant certificates, together with all other required documents, to the Depositary before the Expiration Date (as defined in the Offer Letter), or if the procedure for book-entry transfer cannot be completed before the Expiration Date; and

3.
Form of letter that may be sent to your clients for whose accounts you hold Warrants registered in your name or in the name of your nominee, along with an Instruction Form provided for obtaining such client’s instructions with regard to the Offer.

Certain conditions to the Offer are described in Sections 1 through 4 of the Offer Letter.

We urge you to contact your clients promptly. Please note that the Offer and withdrawal rights will expire at 5:00 p.m. Eastern Time, on June 29, 2011, unless the Offer is extended.

Other than as described herein, the Company will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary and the Information Agent, as described in the Offer Letter) in connection with the solicitation offenders of Warrants pursuant to the tender offer. However, the Company will on request, reimburse you for customary mailing and handling expenses incurred by you in forwarding copies of the enclosed tender offer materials to your clients.

Questions regarding the Offer may be directed to Morrow & Co., LLC, as Information Agent, at 470 West Avenue, Stamford, Connecticut 06902 (telephone number: Toll Free: (888) 836-9724 or (203) 658-9400 or email (esa.info@morrowco.com) or to Continental Stock Transfer & Trust Company, as Depositary, at 17 Battery Place, 8th Floor, New York, New York 10004 (telephone number: 212-509-4000, Ext. 536).

Very truly yours,

Energy Services of America Corporation

Nothing contained in this letter or in the enclosed documents shall render you or any other person the agent of the Company, the Depositary, the Information Agent, or any affiliate of any of them or authorize you or any other person affiliated with you to give any information or use any document or make any statement on behalf of any of them with respect to the Offer other than the enclosed documents and the statements contained therein.

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